FORM 5                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if
     no longer subject                              ----------------------------
     to Section 16.                                 OMB APPROVAL
     Form 4 or Form 5                               ----------------------------
     obligations may                                OMB Number:  3325-0362
     continue.  See                                 Expires:  October 31, 2001
     instruction 1(b)                               Estimated average burden
[ ]  Form 3 Holdings                                hours per response . . . 1.0
     Reported                                       ----------------------------

[ ]  Form 4     Filed pursuant to Section 16(a) of the Securities
     Trans-     Exchange Act of 1934, Section 17(a) of the Public
     actions          Utility Holding Company Act of 1935 or
     Reported   Section 30(f) of the Investment Company Act 1940
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1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          FelCor Lodging Trust
                          Incorporated (FCH)

Robinson                 Lawrence   D.                                 12/2000              Director         10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for   X  Officer           Other
                                              of Reporting Person        Month/Year     ---               ---
                                              (Voluntary)                              (give title below) (specify below)

                                                                                          Senior Vice President,
545 E. John Carpenter Frwy., Suite 1300                                                   General Counsel
---------------------------------------------------------            ----------------     ------------------------------------
     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Irving                   TX             75062-0000                                              Line)
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     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than One Reporting Person


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Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                ---------------------------------------------------
                                                                                                           (A)
                                                                                              Amount       (D)  Price

Preferred Stock                             11/01/00                      P                  38.6505 (1)    A    $19.00
---------------------------------------  -------------------          -------           ----------------  ----  ---------
Common Stock                                08/01/00                      P                  57.8529 (1)    A    $21.75
---------------------------------------  -------------------          -------           ----------------  ----  ---------
Common Stock                                11/01/00                      P                  59.1459 (1)    A    $21.8125
---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End Issuer's Fiscal                      Indirect (I)                                (Inst. 4)
    Year (Inst. 3 & 4)

    1,305.6505                                    I                                       By IRA Account
---------------------------------------      ------------------------------             -----------------------------
                                                  D
---------------------------------------      ------------------------------             -----------------------------
    38,116.9988                                   D
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*If form is filed by more than one reporting person, see Instruction 4(b)(v)

               Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V


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5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

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       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares


-----------------  -----------------        ------------ --------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------




8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)


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Explanation of Responses:

(1)  Represents   shares  purchased   pursuant  to  brokerage  account  dividend
     reinvestment program.




                                                                                /s/ Lawrence D. Robinson         01/08/01
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date
